As filed with the Securities and Exchange Commission on September 5, 2008

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

Phase Forward Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

04-3386549
(I.R.S. Employer Identification No.)

880 Winter Street
Waltham, Massachusetts  02451
 (Address of Principal Executive Offices) (Zip Code)

Phase Forward Incorporated Restricted Stock Unit Award Agreement
(Full Title of the Plan)

_________________

Robert K. Weiler
President and Chief Executive Officer
Phase Forward Incorporated
880 Winter Street
Waltham, Massachusetts  02451
 (Name and Address of Agent for Service)

(888) 703-1122
Telephone Number, Including Area Code, of Agent For Service.

_________________

Copies to:

John M. Mutkoski, Esq.	D. Ari Buchler, Esq.
Edward A. King, Esq.	Senior Vice President, General Counsel and Secretary
Goodwin Procter LLP	Phase Forward Incorporated
53 State Street	880 Winter Street
Boston, Massachusetts 02109	Waltham, Massachusetts 02451
(617) 570-1000	(888) 703-1122

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Phase Forward Incorporated Restricted Stock Unit Award Agreement Common Stock (par value $.01 per share)	210,256	$ 18.97	$ 3,987,505.04	$ 159.00

(1)
In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

(2)
The price of $18.97 per share, which is the average of the high and low prices of the common stock as reported on the NASDAQ Global Market on September 4, 2008, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h).

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “ Commission ”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.   Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

REGISTRATION OF ADDITIONAL SECURITIES

This registration statement relates to 210,256 shares of Common Stock, par value $.01 per share, reserved for issuance under the Phase Forward Incorporated Restricted Stock Unit Award Agreements (the “Grants”).  Such Grants are being issued in connection with the acquisition of Clarix LLC, pursuant to the Unit Purchase Agreement by and among Clarix LLC, the Selling Interest Holders listed therein and Phase Forward Incorporated dated as of September 5, 2008 as performance inducements for certain employees.

Item 3.   Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b) All other documents filed by the Company pursuant to 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c)        The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”), on July 9, 2004.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Delaware General Corporation Law and the Registrant’s charter and bylaws provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, the Registrant will indemnify its directors and officers with respect to actions taken by them in good faith in a manner reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

The Registrant is party to certain underwriting agreements which provide that the underwriters are obligated, under certain circumstances, to indemnify the Registrant’s directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-113594) and the form of Underwriting Agreement filed as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 22, 2007.

The Registrant has entered into agreements with certain of its officers and directors that also provide for such indemnification and expenses and liability reimbursement. These agreements require the Registrant to indemnify such persons against liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description of Exhibit
5.1+	Opinion of Goodwin Procter LLP
23.1+	Consent of Ernst & Young LLP
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page of this Registration Statement)
99.1 +	Form of Phase Forward Incorporated Restricted Stock Unit Award Agreement for Clarix Founders
99.2 +	Form of Phase Forward Incorporated Restricted Stock Unit Award Agreement for Clarix Employees

+  filed herewith

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided , however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on September 4, 2008.

Phase Forward Incorporated

By:	/s/ Robert K. Weiler
Robert K. Weiler Chief Executive Officer (Duly authorized officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Phase Forward Incorporated, hereby severally constitute and appoint Robert K. Weiler and Rodger Weismann, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this Registration Statement and any related subsequent registration statement pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Phase Forward Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

SIGNATURE	TITLE	DATE

/s/ Robert K. Weiler	President, Chief Executive Officer and Director	September 4, 2008
Robert K. Weiler	(Principal Executive Officer)

/s/ Rodger Weismann	Sr. Vice President, Chief Financial Officer, and Treasurer	September 4, 2008
Rodger Weismann	(Principal Accounting and Financial Officer)

/s/ Paul A. Bleicher, M.D., Ph.D	Chairman of the Board and Chief Strategy Officer	September 4, 2008
Paul A. Bleicher, M.D., Ph.D

/s/ Axel Bichara	Director	September 4, 2008
Axel Bichara

Director
James I. Cash, Jr., Ph.D

/s/ Richard A. D’Amore	Director	September 4, 2008
Richard A. D’Amore

/s/ Gary E. Haroian	Director	September 4, 2008
Gary E. Haroian

/s/ Dennis R. Shaughnessy	Director	September 4, 2008
Dennis R. Shaughnessy

/s/ Kenneth I. Kaitin, Ph.D.	Director	September 4, 2008
Kenneth I. Kaitin, Ph.D.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1+	Opinion of Goodwin Procter LLP
23.1+	Consent of Ernst & Young LLP
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page of this Registration Statement)
99.1+	Form of Phase Forward Incorporated Restricted Stock Unit Award Agreement for Clarix Founders
99.2+	Form of Phase Forward Incorporated Restricted Stock Unit Award Agreement for Clarix Employees

+ filed herewith